April 16, 2013

Mr. Russell Hiebert, President, CEO

Flint Int’l Services, Inc.

5732 Hwy 7 West

Vaughn, ON L4L 3A2, Canada

Dear Russell:

This is to confirm that the client-auditor relationship between Flint Int’l Services, Inc. (Commission File Number 333-174224) and EFP Rotenberg, LLP has ceased.

Sincerely,

/s/ EFP Rotenberg, LLP

EFP Rotenberg, LLP

cc:	PCAOB Letter File
Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561